FORM 3 -January 15, 1999                          Chris Morris -

             U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1.   Name and Address of Reporting Person:
          CHRIS MORRIS
          10909 Ballybunion Place
          Austin  TX  78747
2.   Date of Event Requiring Statement (Month/Day/Year)
          January 15, 1999
3.   IRS or Social Security Number of Reporting Person (Voluntary)
          ###-##-####
4.   Issuer Name and Ticker or Trading Symbol
          ELECTROSOURCE, INC.,     ELSI
5.   Relationship of Reporting Person to Issuer (Check all applicable)

     Yes ___   No ___    Director
     Yes ___   No ___    10% Owner
     Yes   X    No ___   Officer (give title below)
     Yes ___   No ___    Other (specify below)

          Vice President, Chief Operating Officer

  TABLE I - Non-Derivative Securities Acquired, Disposed of, or
                       Beneficially Owned

1.   Title of Security (Instruction 4):
          Common Stock, $1.00 par value
2.   Amount of Securities Beneficially Owned (Instruction 4):
          None
3..  Ownership Form:  Direct (D) or Indirect (I) (Instructions 5):
          N/A
4.   Nature of Indirect Beneficial Ownership (Instruction 4):
          N/A

TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instruction 4):
          None
2.   Date of Exercisable and Expiration Date (Month/Day/Year):
     A.   Date Exercisable:        N/A
     B.   Expiration Date:         N/A
3.   Title and Amount of Underlying Securities (Instruction 4):
          A.   Title:                        N/A
          B.   Amount or Number of Shares    N/A
4.   Conversion or Exercise Price of Derivative Security.
          N/A
5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instruction 5):
          N/A
11.  Nature of Indirect Beneficial Ownership (Instruction 5):
          N/A
Explanation of Responses:

              /s/
         Chris Morris
Date:    January 21, 1999

** Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.